ARROW AUTOMOTIVE INDUSTRIES, INC.
                    FOURTH AMENDMENT AND WAIVER TO REVOLVING
                         CREDIT AND TERM LOAN AGREEMENT


      THIS FOURTH AMENDMENT AND WAIVER (this "Amendment"), dated as of March 30, 1996, by and between Arrow Automotive Industries, Inc. (the "Borrower") and The First National Bank of Boston (the "Bank") as parties to a certain Revolving Credit and Term Loan Agreement, dated as of December 29, 1993, as amended by the First Amendment to Revolving Credit and Term Loan Agreement, dated as of March 24, 1995, the Second Amendment to Revolving Credit and Term Loan Agreement, dated as of June 24, 1995, and the Third Amendment to Revolving Credit and Term Loan Agreement, dated as of December 30, 1995, (the "Credit Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings ascribed thereto in the Credit Agreement.

      WHEREAS, the Borrower has requested the Bank to make certain amendments to the Credit Agreement;

      WHEREAS, the Borrower has informed the Bank that for the fiscal quarter ended March 30, 1996, the Borrower has failed to comply with the financial covenant set forth in Section 11.2 of the Credit Agreement and has requested that the Bank waive to the limited extent necessary to permit such non-compliance as of March 30, 1996, the provisions of Section 11.2 of the Credit Agreement; and

      WHEREAS, the Bank is willing to make such amendments to, and grant such waiver of, the Credit Agreement subject to the terms and conditions set forth herein.

      NOW THEREFORE, the Borrower and the Bank hereby covenant and agree as follows:

      1.    AMENDMENT TO CREDIT AGREEMENT.  The Credit Agreement is hereby amended by:

      (a) The definition of Borrowing Base contained in Section 1.1 of the Credit Agreement is amended by deleting the percentage "55%" contained in clause (d) of such definition and substituting the percentage "50%" therefor.

      (b) The definition of Revolving Credit Loan Maturity Date is amended by deleting the date "January 31, 1997" contained in such definition and substituting the date "June 30, 1997" therefor.



      (c) Section 1.1 of the Credit Agreement is further amended by adding the following new definitions in the appropriate alphabetical order:

                  Adjustment Date.  The first day of the fiscal quarter
            immediately following the fiscal quarter in which a certificate of compliance is to be delivered by the Borrower pursuant to Section 9.4(d).

                  Applicable Margin.  For each period commencing on an
            Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Borrower's Debt Service coverage ratio, as determined for the fiscal quarter specified in the certificate of
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            compliance delivered by the Borrower
            during the fiscal quarter immediately preceding the applicable Rate Adjustment Period.

                                      Term      Revolving
      Debt Service      Revolving     Base      Credit/     Term
      (Coverage See     Credit/Base    Rate     Eurodollar  Eurodollar
 LEVEL  SECTION 11.2)    RATE LOANS    LOANS    RATE LOANS  RATE LOANS

   I  Less than or
      equal to                                  Not         Not
      0.75:1.00         2.0%          2.25%     Available   Available

  II  Greater than or
      equal to
      0.76:1.00 but
      less than                                 Not         Not
      1.00:1.00         1.0%          1.25%     Available   Available

 III  Greater than or
      equal to
      1.01:1.00 but
      less than                                 Not         Not
      1.25:1.00         0.5%          0.75%     Available   Available

  IV  Greater than or
      equal to
      1.26:1.00 but
      less than
      1.50:1.00         0.0%          0.25%       2.5%        2.75%

   V  Greater than or
      equal to
      1.50:1.00         0.0%          0.25%       2.0%        2.25%




                        Notwithstanding the foregoing, (a) for Loans
            outstanding during the period commencing on May 13, 1996 through the date immediately preceding the first Adjustment Date to occur after the such date, the Applicable Margin shall be as set forth in Level II above, and (b) if the Borrower fails to deliver any certificate of compliance when required by Section 9.4(d) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such certificate of compliance is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

      (d) Effective as of May 13, 1996, clauses (a) and (b) of Section 2.5 of the Credit Agreement are amended by deleting such clauses and restating them in their entirety as follows:

                  (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the interest period with respect thereto at the rate per annum equal to the Base Rate PLUS the Applicable Margin;

                  (b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate PLUS the Applicable Margin;

      (e) Effective as of May 13, 1996, clauses (a) and (b) of Section 4.5 of the Credit Agreement are amended by deleting such clauses and restating them in their entirety as follows:

                  (a) To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the Base Rate, the Term Loan or such portion shall bear interest during such Interest Period at the rate per annum equal to the Base Rate PLUS the Applicable Margin;

                  (b) To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the Eurodollar Rate, the Term Loan or
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            such portion shall
            bear interest during such Interest Period at the rate per annum equal to the Eurodollar Rate PLUS the Applicable Margin.

      (f) Clause (g) of Section 9.4 of the Credit Agreement is amended by adding the following words at the end of such clause (g):



            and within seven (7) days after the end of each two (2) week period (the first such period commencing on June
            10, 1996) or, after the occurrence and during the continuance of a Default or an Event of Default at such earlier time as the Bank may reasonably request, an Accounts Receivable and sales report substantially in the form set forth in the Borrowing Base Report with respect thereto setting forth an accounting of Accounts Receivable and sales at the end of such two (2) week period or other date as requested by the Bank during the continuance of a Default or Event of Default.

      (g)   Section 11.1 of the Credit Agreement is amended by deleting such
 Section 11.1 and restating it in its entirety as follows:

            Section 11.1 Capital Expenditures. The Borrower will not make Capital Expenditures that exceed in the aggregate,
            (a) $125,000 during the fiscal quarter ending on June 29, 1996, and (b) $500,000 during any fiscal year thereafter.

      (h)   Section 11.2 of the Credit Agreement is amended by deleting such
 Section 11.2 and restating it in its entirety as follows:

            Section 11.2 Debt Service. The Borrower will not permit, as at the end of each fiscal period described in the table set forth below, the ratio of (a) the sum of (i) Net Income, plus (ii) Total Interest Expense, plus (iii) depreciation, plus (iv) amortization to (b) Total Debt Service to be less than the ratio set forth opposite such period in such table:

                  FISCAL PERIOD                             RATIO

                  Q4, 1996                                  0.8:1.0
                  3 month period:   Q1, 1997                1.2:1.0
                  6 month period:   Q1, 1997 through
                    Q2, 1997                                1.2:1.0
                  9 month period:   Q1, 1997 through
                    Q3, 1997                                1.2:1.0
                  12 month period:  Q1, 1997 through
                    Q4, 1997                                1.2:1.0
                  Each period of four consecutive
                    fiscal quarters thereafter,
                    commencing with the four
                    consecutive fiscal quarters
                    ending on the last day of
                    Q1, 1998                                1.2:1.0



      2. BORROWING BASE REPORT. Notwithstanding Section 9.4(g) as amended by this Amendment, if the Borrower determines that for any two (2) week period described in Section 9.4(g) as amended by this Amendment (the "Non-Compliance Period") it can not deliver an Accounts Receivable and sales report, failure to deliver such Accounts Receivable and sales report for such period shall not constitute a Default or Event of Default under Section 9.4 so long as during the Non-Compliance Period the Borrower maintains excess availability under the Borrowing Base of $1,500,000 as set forth in the monthly Borrowing Base Report delivered pursuant to Section 9.4 of the Credit Agreement.

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      3.    WAIVER.  The Bank hereby waives the provisions of Section 11.2 of the Credit Agreement solely to the extent necessary to permit non-compliance with such Section 11.2, and only for the fiscal quarter ended March 30, 1996.

      4. CONDITIONS TO EFFECTIVENESS. This Amendment shall be effective as of March 30, 1996, upon satisfaction of the following conditions:

            (a) This Amendment shall have been duly and properly executed and delivered to the Bank by the Borrower;

            (b) All corporate action necessary for the valid execution, delivery and performance by the Borrower of this Amendment and the Credit Agreement as amended hereby shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank; and

            (c) The Borrower shall have paid to the Bank an amendment fee of $25,000.

      5. REPRESENTATIONS AND WARRANTIES. The Borrower, hereby represents and warrants to the Bank as follows:

            (a) REPRESENTATIONS AND WARRANTIES IN CREDIT AGREEMENT. The representations and warranties of the Borrower contained in the Credit Agreement (i) were true and correct in all material respects when made, and
 (ii) except to the extent such representations and warranties by their terms are made solely as of a prior date, continue to be true and correct in all material respects on the date hereof.

            (b) RATIFICATION, ETC. Except as expressly provided by this Amendment, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.


            (c) AUTHORITY, ETC. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby are within the corporate authority of the Borrower and have been duly authorized by all necessary corporate action on the part of the Borrower.

            (d) ENFORCEABILITY OF OBLIGATIONS. This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

            (e) NO DEFAULT. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

      6. NO OTHER AMENDMENTS OR WAIVERS. Except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.

      7. EXPENSES. Pursuant to Section 16 of the Credit Agreement, all costs and expenses incurred or sustained by the Bank in connection with this Amendment, including the fees and disbursements of legal counsel for the Bank in producing, reproducing and negotiating the Amendment, will be for the account of the Borrower whether or not the transactions contemplated by this Amendment are consummated.

      8. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

      9. MISCELLEANOUS. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF
 LAW). The captions in this Amendment are for the convenience of reference only and shall not define or limit the provisions hereof.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment under seal as of the date first set forth above.

                        ARROW AUTOMOTIVE INDUSTRIES, INC.

                        By:  /S/ JAMES F. FAGAN
                              Name:  James F. Fagan
                              Title:  Executive Vice President

                        THE FIRST NATIONAL BANK OF BOSTON

                        By:  /S/ MATT A. ROSS, VP
                                 Matthew A. Ross, Vice President


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